Exhibit 26(l)

Opinion and Consent of Lorne Schinbein

as to Actuarial Matters Pertaining to the Securities Being Registered

TFLIC LETTERHEAD

December 28, 2007

Transamerica Financial Life Insurance Company

4 Manhattanville Road

Purchase, New York 10577

RE:	TFLIC Series Life Account
TFLIC Freedom Wealth Protector
Registration No. 33-86696

Gentlemen:

This opinion is furnished in connection with the filing by Transamerica Financial Life Insurance Company (“Transamerica”) of Post-Effective Amendment No. 7 (the “Amendment”) to the Registration Statement on Form N-6 for the TFLIC Freedom Wealth Protector, a joint survivorship flexible premium variable life insurance policy (the "Policy").

The form of the Policy was prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereof.

In my opinion:
1)

the illustrations of death benefits, cash values, and net surrender values included in Appendix A to the Prospectus (in Post-Effective Amendment No. 6 to the Registration Statement on Form N-6 for the Policy, which is incorporated by reference into the Amendment) are consistent with the provisions of the Policy and Transamerica’s administrative procedures;

2)

the rate structure of the Policy has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for other prospective purchasers with different assumptions; and

3)	the illustrations represent a rating classification, premium payment amount, and issue age that are fairly representative of Policies sold.

I hereby consent to use of this opinion as an exhibit to the Amendment and to the reference to my name under the heading "Experts" in the Statement of Additional Information in Post-Effective Amendment No. 6 to the Registration Statement on Form N-6 for the Policy, which is incorporated by reference into the Amendment.

This document is intended exclusively for the purpose of documenting the above stated opinion on the Appendix A illustrations and the above stated consents. This document may not be appropriate for other purposes.

Very truly yours,

/s/ Lorne Schinbein

Lorne Schinbein

Vice President, Assistant Actuary

and Illustration Actuary